Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-131503) pertaining to the 2006 Employee Stock Purchase Plan and 2005 Long-Term Incentive Plan of Texas Capital Bancshares, Inc., and

(2)	Registration Statement (Form S-8 No. 333-109482) pertaining to the 1999 Omnibus Stock Plan of Texas Capital Bancshares, Inc., and

(3)	Registration Statement (Form S-3 No. 333-153547) pertaining to the registration of 4,000,000 shares of common stock; and

(4)	Registration Statement (Form S-3 No. 333-157302) pertaining to the registration of 75,000 shares of its fixed rate cumulative perpetual preferred, Series A, warrant to purchase 758,086 shares of common stock, and the underlying 758,086 shares of common stock;

of our reports dated February 17, 2009, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc., and the effectiveness of internal control over financial reporting of Texas Capital Bancshares, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

Dallas, Texas
February 17, 2009